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                                                                   EXHIBIT 10.29

                 K-2 MEXP EXPLORATION AND DEVELOPMENT AGREEMENT

     This Agreement is made and entered into this 17/th/ day of June, 1998 by and between K2 America Corporation, a Montana corporation, and K2 Energy Corp., Alberta corporation, whose address is 500-435 4/th/ Avenue, S.W., Calgary, an Alberta, Canada T2P 3A8 ("K2") and Miller Exploration Company, a Delaware corporation, whose address is 333 Clay, Suite 4605, Three Allen Center, Houston, Texas 77002 ("MEXP").

I.   DEFINITIONS

     A. Additional Tribal Lands. "Additional Tribal Lands" means certain Blackfeet Tribal mineral acres identified by the parties which are neither subject to the Blackfeet-K2 EDA nor part of the Partner Option Lands.

     B. Agreement. "Agreement" means this K2-MEXP Exploration and Development Agreement.

     C. Allotted Lands. Any lands and/or oil and gas mineral estate lying thereunder owned by any individual Indian, the title to which is held in trust by the United States of America or is subject to restrictions against alienation imposed by the United States of America.

     D. AMI. "AMI" means the Area of Mutual Interest created by and described in Section II of this Agreement.

     E. Blackfeet-K2 EDA. "Blackfeet-K2 EDA" means Lease No. IMDA97 14-20-0251-7489 between the Blackfeet Tribal Business Council of the Blackfeet Indian Tribe of the Blackfeet Indian Reservation ("Blackfeet Tribe") and K2 America Corporation covering approximately 291,261 gross acres.

     F. Earned Acreage. "Earned Acreage" means the Blackfeet Tribal mineral acres converted to oil and gas leasehold interests pursuant to paragraph 6 of the Blackfeet-K2 EDA.

     G. Earning Well. "Earning Well' means one of the 15 wells which K2 is obligated to drill pursuant to paragraph 6 of the Blackfeet-K2 EDA.

     H. Fee Lands. Any lands and/or the oil and gas mineral estate lying thereunder owned by any individual, party or entity, inclusive of any individual Indian, the title to which is held by any such individual, party or entity and not subject to restrictions against alienation imposed by the United States of America.

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     I.   Geoscience Operations. No definition needed.

     J. JOA. "JOA" means the form of Joint Operating Agreement attached hereto as Exhibit B, or if the context so requires an executed Joint Operating Agreement.

     K. Mandatory Participation Earning Well. "Mandatory Participation Earning Well" means an Earning Well with an objective depth less than or equal to 6,000 feet total vertical depth.

     L. Miscellaneous Lands. Any lands and/or the oil and gas mineral estate lying thereunder not tribal, allotment or fee.

     M. Non-Earning Well. "Non-Earning Well" means the sixteenth or later well drilled on the Blackfeet Tribal mineral acres covered by the Blackfeet-K2 EDA.

     N. Optional Participation Earning Well. "Optional Participation Earning Well" means an Earning well with objective depth of more than 6,000 total vertical depth.

     O. Partner Option Lands. "Partner Option Lands" means the approximate 314,000 gross Blackfeet Tribal acres on which K2 has the right to select a partner to participate in this acreage pursuant to the March 9, 1998 agreement attached hereto as Exhibit A.

     P. Tribal Lands. Any lands and/or the oil and gas mineral estate lying thereunder owned by the Blackfeet Tribe of Indians, the title to which is held in trust by the United States of America or is subject to restrictions against alienation imposed by the United States of America.

II   AREA OF MUTUAL INTEREST

     A. Description. The AMI is outlined on the K2 map captioned "Montana Properties" attached hereto as Exhibit "C" and is comprised of the following:

          1. Lease No. IMDA97 14-20-0251-7489 between the Blackfeet Tribal Business Council of the Blackfeet Indian Tribe of the Blackfeet Indian Reservation ("Blackfeet Tribe") and K2 America Corporation covering approximately 291,261 gross acres ("Blackfeet-K2 EDA"), which is comprised of the following areas:

               a.   Cental Block

               b.   St. Mary Block

               c.   Morning Gun Block

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          2.   Phase II - "Partner Options Lands" per map (approximately 314,000 gross acres).

          3. Allotted, Fee, Other Tribal Lands and Miscellaneous Lands within the AMI outline.

     B    Lease Acquisition.

          1. Blackfeet-K2 EDA. MEXP had paid to K2 $100,000 US as a deposit for an assignment of a 50% undivided interest in the Lessee's rights and obligations under the Blackfeet-K2 EDA. Upon receipt of (a) written amendment of the Blackfeet-K2 EDA to provide that the Exploration Phase/Earnings Wells Paragraph 6 be changed to five years from May, 1998 and to a May 1, 1998 anniversary date
               (b) written approval of such assignment from K2 to MEXP pursuant to Paragraph 15 of the Blackfeet-K2 EDA and (c) on the approval and acceptance by The Blackfeet Tribe and any applicable federal agency of the clarifications set out in the Letter dated June 15, 1998 attached hereto as Exhibit D, which amendment and approvals the parties shall diligently pursue, MEXP shall pay K2 an additional $650,000 US in exchange for a written assignment of an undivided 50% interest of the Lessee's rights and obligations under the Blackfeet-K2 EDA access and, to the extent not prohibited by licensing agreements, copies of all geological, geophysical, lease and mineral ownership and other data in K2's possession or control relating to the AMI. If such amendment and approval to assignment are received, but MEXP does not tender the $650,000 US payment, K2, at its sole option, may immediately terminate this Agreement and retain the $100,000 US deposit, in which event all rights and obligations associated with this Agreement shall terminate and K2 shall be free and clear to negotiate with other parties. If such amendment and approval to assignment are not received within 90 days of the date hereof, MEXP, at its sole option, may terminate this Agreement, and in that event K2 shall immediately refund the $100,000 US deposit, all rights and obligations associated with this Agreement shall terminate and K2 shall be free and clear to negotiate with other parties. Article III of this Agreement governs the ownership of leasehold interests earned under the terms of the Blackfeet-K2 EDA.

          2. MEXP, with cooperation and assistance from K2, will diligently pursue obtaining an oil and gas exploration and development agreement with the Blackfeet Tribe on the Partner Option Lands on which K2 presently has an option and on the Additional Tribal Lands. MEXP's $750,000 US payment includes its 50% share of the option money paid by K2 on the Partner Option Lands. If either party obtains such an agreement on the Partner Option Lands or Additional Tribal Lands it shall offer a 50% interest in the rights and obligations under such agreement(s) to the other

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               party at cost, and the party to who it is offered shall have 30 days to elect to receive a 50% assignment in exchange for payment of 50% of the cost to acquire such agreement(s). If, as contemplated by the parties, MEXP acquires such an oil and gas exploration and development agreement with the Blackfeet Tribe on the Partner Option Lands (and perhaps the Additional Tribal Lands), (a) MEXP's cost to acquire the Partner Option Lands for purposes of the preceding sentence shall mean the lower of (1) actual cost plus 20% of actual cost to cover overhead or (2) $2,000,000 US, i.e. K2's share of the initial expense for the right to acquire the oil and gas exploration and development agreement covering the Partner Option Lands shall not exceed $1,000,000 US and MEXP will be responsible for any initial acquisition cost in excess of $2,000,000 US and (b) MEXP's cost to acquire the Additional Tribal Lands shall mean actual cost plus 20% of actual cost to cover overhead. The parties agree to execute an exploration and development agreement incorporating therein substantially the same terms and conditions as set out in
               Section III of this Agreement limited only by the number of wells required under the applicable Partner Option Lands agreement between the Blackfeet and MEXP. Failure of the offered party to timely elect to accept and pay for the offered interest shall be deemed an election not to take the offered interest, and, upon that event, the offered interest shall be owned entirely by the offering party and held free and clear of the terms and conditions of this Agreement.

          3. Except as provided for in Section III below, if either party, either directly or indirectly, acquires any right, title or interest in a leasehold or mineral interest or any option or other contractual right to acquire such leasehold or mineral interest, or renews an existing lease covering Allotted, Fee, Tribal Lands or Miscellaneous Lands within the AMI, such acquiring party shall give written notice of such acquisition to the non-acquiring party. The notice shall contain all of the terms and conditions upon which such acquisition was made and, upon request, copies of all instruments pertaining thereto. The non-acquiring party shall have a period of 10 days if notice is served before a well is drilled or 24 hours (inclusive of weekends and holidays) in case a rig is on location, after receipt of such notice within which to elect to purchase a 50% of the acquiring party's interest in such acquisition for the payment of 50% of the acquiring party's cost to acquire said interest. Failure of a party to timely elect to take the offered interest shall be deemed an election not to take the offered interest and, upon that event, the offered interest shall be owned entirely by the offering party and held free and clear of the terms and conditions of this Agreement.

          4. As additional consideration, and notwithstanding any provision to the contrary contained herein, MEXP shall pay K2's 50% share of the first

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               $500,000 US of joint seismic and/or drilling operations conducted in the AMI.

     C.   Joint Operating Agreement ("JOA").

          1. Attached hereto and incorporated herein by reference as Exhibit B a form of Joint Operating Agreement ("JOA"), which shall be considered as a separate agreement with respect to each well which is proposed and drilled, with respect to each Geoscience Operation and with respect to each 640-acre lease issued under the Blackfeet-K2 EDA and the Partner Option Lands.

          2. Should there be any conflict between the terms and conditions of the JOA and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

     D. Operator. K2 shall be designated Operator for all operations to be conducted within that portion of the AMI area described in Paragraph II.A.1. MEXP shall be designated Operator for all operations on the remainder of the AMI. All permits shall be issued in the names of both parties with the name of the Operator listed first. However, in the event either party sells a portion of its interest in this Agreement or elects not to participate in a well drilled pursuant to this Agreement, the party with the majority working interest in the Agreement or the well respectively, will then be designated as operator for the remaining operations under this Agreement or the applicable well respectively.

     E.   Geoscience Operations.

          1. The cost and expense of all joint Geoscience Operations shall be borne 50% by K2 and 50% by MEXP. Copies of all information, data and materials generated by a joint Geoscience Operation shall be timely disseminated by the party supervising the operation to the other participating party. A party who does not participate in a Geoscience Operation shall not receive or have access to information, data or materials generated by such operation. However, if the non-participating party desires to receive the data, materials and other information generated from such Geoscience Operation, excluding the Geoscience Operations contemplated in Paragraph II.E.2 below, the non-participating party may receive said data by first paying to the participating party a sum equal to 150% of the amount the non-participating party would have paid had such party originally participated in such Geoscience Operation. The seismic information, data and materials shall thereafter be owned by the parties in the applicable shares as set forth above.

          2. In the event the proposing party desires to conduct a 3-D proprietary

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               seismic survey or acquire an interest in a 3-D speculative survey within the AMI and the non-proposing party elects not to participate in the 3-D seismic survey, it will assign 50% of its right, title, and interest in the seismic survey area, excluding any existing wellbores, to the proposing party. However, the non-participating party may have access to the 3-D proprietary seismic survey by paying 200% of its reduced proportionate share of the actual costs of the proprietary seismic survey. The non-participating party may have access to the 3-D seismic speculative survey by paying the cost of a mutually acceptable licensing agreement. The assignment will be effective as of the date that such 3-D seismic survey is completed or acquired as proposed.

          3. All jointly owned geophysical, geological and other geoscience data acquired, compiled or generated pursuant to and after the effective date of this Agreement shall be treated as confidential for a period of 5 years from the date of its acquisition, and shall not be sold, traded or otherwise disposed of or divulged without the prior written consent of that other party participating in the acquisition of such data; provided, however, that access to such data may be made available to a party's parent company and/or its subsidiaries, agents employees or contractors engaged in the performance of any work hereunder, and to any third parties (but only to the extent such third parties are contracted pursuant to a farmout proposal to such third party), or to any other person or entity where disclosure is required by law. Such jointly owned data shall not be available for brokerage until termination of the confidentiality obligations hereinabove specified, unless otherwise mutually agreed to by all parties owning the data. If any income or information is derived from the sale or trade of any jointly owned information, data or materials acquired pursuant to this Agreement, such information shall be shared by the parties and any income shall be shared based on the proportionate interest of each party who participated in such Geoscience Operations. Any sale of said data will be subject to 15% of 100% of the sales proceeds payable to the Blackfeet Tribal Business Council.

          4. Notwithstanding anything to the contrary, after the expiration of two (2) years following termination of this Agreement, all information, data and/or materials acquired jointly pursuant to this Agreement shall be independently owned by each party who participated in any such Geoscience Operation, and each participating party shall have the right to separately sell, trade or otherwise dispose of such data without the obligation to share any remuneration received with the other participating party.

III  OPERATIONS UNDER BLACKFEET-K2 EDA

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     A.   Intent. The intent of the parties is to perform in all respects the terms and conditions of the Blackfeet-K2 EDA, including without limitation timely payment of the monetary obligation under Paragraph 5 and timely drilling of the 15 Earning Wells under Paragraph 6. To that end, the parties have provided herein for the selection and drilling of Earning Wells as to which participation by both parties is mandatory, and have also provided for the selection and drilling of wells as to which a party may elect not to participate.

     D. Payment of Monetary Obligations to Blackfeet Tribe. K2 represents that the monetary obligations under subparagraphs 5(a) and (b) of the Blackfeet-K2 EDA have been paid. Ten (10) days in advance of each of the monetary obligations due under subparagraphs 5(c)-(f) inclusive, each party shall remit 50% of such obligation to the Operator, and the Operator shall pay the amounts due according to the terms thereof.

     E.   Mandatory Participation Earning Wells:

          1. K2 and MEXP each agree to participate for their respective fifty percent (50%) in the drilling of fifteen (15) Mandatory Participation Earning Wells selected as follows:

               a. K2 will select the location of the first Mandatory Participation Earning Well and all locations for the subsequent odd numbered Mandatory Participation Earning Wells.

               b. MEXP will select the location of the second Mandatory Participation Earning Well and all locations for subsequent even numbered Mandatory Participation Earning Wells.

               c. With respect to each year of the Exploration Phase, the deadlines for giving written notice of location selection to the other party shall be on or before December 31 for the first, second and third Earning Wells required during that year under the terms of the Blackfeet-K2 EDA.

               d. If a party fails to perform its obligation to give timely written notice of location selection pursuant to subparagraphs 1.a.,1.b. and 1.c., the other party may give such written notice, which in that event shall be deemed to have been given by the non-performing party.

          2. At the conclusion of the drilling of each 3 Earning Wells, the Operator shall give notice to the Blackfeet Tribe of the 30,000 Blackfeet Tribal mineral acres to be converted to oil and gas leasehold interests pursuant to Paragraph 6 of the Blackfeet-K2 EDA. Unless otherwise mutually agreed

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               in writing, the designated acreage shall be selected as follows.

               a. K2 shall select the 30,000 mineral acres to be converted after the drilling Earning Wells 1-3, 7-9, 13-15.

               b. MEXP shall select the 30,000 mineral acres to be converted after the drilling of Earning Wells 4-6 and 10-12.

               c. Provided, however, that in each case the 30,000 mineral acres selected shall include at least one, and if possible all, of the productive Earning Wells drilled.

               3. Except as provided for in Paragraph D.3.b. below, K2 and MEXP shall each receive a 50% interest in the leases issued on the acreage described in subsections a and b above as a result of drilling the mandatory participation earning wells.

          D.   Optional Participation Earning Wells:

               1. A party may give written notice at any time to the other party of an Optional Participation Earning Well, which notice shall include the proposed location, depth, objective formation, estimated cost of the well (by a written AFE) and the designation of the 10,000 contiguous acre Non-Participation Area in which the party receiving notice will forfeit all rights under this Agreement (including without limitation Blackfeet Tribal mineral acres therein which will be converted to oil and gas leasehold interests pursuant to Paragraph 6 of the Blackfeet-K2 EDA) if the proposed Option Participation Earning Well is drilled on a non-consent basis. Said 10,000 acres be contiguous and shall to the extent it includes Blackfeet Tribal mineral acres contain whole 640 acre sections thereof, but shall otherwise be at the discretion of the proposing party.

               2. The party receiving such notice shall have thirty (30) days from receipt of the notice within which to elect in writing to participate in the proposed well. Failure of a party receiving such notice to reply within said thirty (30) day period shall constitute an election by that party not to participate. In the event a party receiving notice elects to participate in such well, the well shall be drilled under the terms of the JOA. In the event the non-proposing party elects not to participate in the proposed well, the proposing party shall have the option to drill the proposed well at its own expense as an Earning Well as per Article VI.B. of the Joint Operating Agreement.

               3. If the Optioned Participation Earning Well is drilled on a non-consent basis by the proposing party:

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                    a.   The proposing party shall be the Operator thereof.

                    b.   The Blackfeet mineral acres within the
                         Non-Participation Area converted to oil and gas leasehold interests pursuant to Paragraph 6 of the Blackfeet-K2 EDA and any other leases acquired under this Agreement within said Non-Participation Area shall be assigned 100% to the proposing party. The non-consent party will assign 100% of its right, title and interest in the Non-Participation Area to the proposing party upon completion of the well as a dry hole or a well capable of producing in paying quantities, provided, however, the non-participating party will retain from the surface to the base of the productive zone or proposed objective zone any acreage within a productive and/or established unit for which the non-consenting party owns an interest.

                    c. The rights and obligations of the parties under Section III.C. above with respect to the last Mandatory Participation Earning Well otherwise required under the terms of that Section shall be terminated. For example, the drilling of the first Optional Participation Earning Well negates the fifteenth Mandatory Participation Earning Well; the drilling of second Optional Participation Earning Well negates the fourteenth Mandatory Participation Earning Well; etc.

               E. Non-Earning Wells: In the event a Non-Earning Well is proposed pursuant to article VI.B. of the JOA and the non-proposing party elects not to participate in the drilling of said well, the non-consenting party will forfeit all of its interest in 9 units prescribed or permitted by the regulatory agency having jurisdiction ("Spacing Units") comprised of the Spacing Unit on which the well was drilled and the 8 surrounding Spacing Units as to all depths. However, the non-consenting party will retain from the surface to the base of the productive zone or proposed objective zone any acreage within a productive and/or established Spacing Unit for which the non-consenting party owns an interest.

               F. Subsequent Operations. In the event any joint well drilled under this Agreement reaches the proposed depth and is not completed as a well capable of producing or has produced but is no longer capable of producing, either party may propose to rework, re-complete, sidetrack, deepen or conduct additional well logging surveys, coring operations, or testing operations on the well as per the notice and response provisions in Article VI.B. of the attached Joint Operating Agreement. In the event the non-proposing party elects not to participate in the proposed operations, the non-participating party will assign all of its right, title and interest in the well site Spacing Unit and assign 50% of its interest in the 8 surrounding Spacing Units as to all depths.


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               G.   Dry Hole Forfeiture. In the event any non-consenting
                    operation proposed under this Agreement results in a dry hole, the Spacing Units for purposes of forfeiture or reduction of interest shall be 640 acres.

          IV   RELATIONSHIP OF THE PARTIES

               The parties do not intend to create, nor shall this Agreement be construed as creating, a mining or other partnership or association, nor shall this Agreement render the parties hereto liable as partners. The liability of the parties shall be several, not joint or collective.

          V    NOTICES

               All notices authorized or required to be given between the parties pursuant to this Agreement shall be give in writing by U.S. Priority Mail, postage prepaid, and by facsimile (transmission confirmed) or by telex or telecopy and addressed to the parties to whom the notice is given at the following addresses:

                           Miller Exploration Company
                           333 Clay, Suite 4605
                           Three Allen Center
                           Houston, Texas 77002
                           Fax: 713-650-1320
                           Attn: Sonny Measley

                                     and

                           Miller Exploration Company
                           3104 Logan Valley Road
                           P.O. Box 348
                           Traverse City, Michigan 49685-0348
                           Fax: 616-941-8312
                           Attn: Kelly E. Miller

                           K2 America Corporation
                           500-435 4/th/ Avenue, S.W.
                           Calgary, Alberta, Canada   T2P 3A8
                           Fax:  403-269-6085
                           Attn: James Livingstone

               Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.

          VI   BINDING EFFECT

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               This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, subject to the rights under Section X below.

          VII  PAYMENT OF DELAY RENTALS

               With respect to all oil and gas leases and interests on acreage within the AMI in which both parties have, or are entitled to receive under the terms hereof, a joint interest, the Operator (in the case of Earned Acreage) and the party who acquired or acquires oil and gas leases (in the case of other oil and gas leases and interests) shall make all rental payments subject to reimbursement by the other party as to its proportionate interest. The party responsible for paying delay rentals hereunder shall not be liable to the other party hereto for any loss resulting from a good-faith effort to properly do so.

          VIII SURRENDER OF LEASES

               No jointly owned oil and gas leases within the AMI shall be surrendered, in whole or in part, except by mutual agreement of the parties. If any party desires to surrender any such oil and gas lease or leases, in whole or in part such party shall notify the other party in writing, not less than sixty (60) days prior to the date upon which the surrender will be made. The notified party shall have a period of fifteen (15) days following receipt of such notice within which to consent to such surrender, or elect to receive an assignment of the surrendering party's interest by notifying in writing the surrendering party of such election. Failure of the notified party to provide the surrendering party with written notice of its election within said fifteen (15) day period shall constitute the notified party's consent to the surrender of the oil and gas lease or leases.

          IX   FORCE MAJEURE

               If, because of force majeure, any party hereto is rendered unable, in whole or in part, to carry out its obligations under this Agreement, other than obligations to pay money, the affected party shall give the other parties hereto prompt notice describing the force majeure situation in reasonable detail, whereupon the obligations shall be suspended during, and to the extent prevented by, the force majeure. As used herein, the phrase "force majeure" means strike, lockout or other industrial disturbance; act of the public enemy, war, blockade or riot; lightning, fire, storm, flood or explosion; governmental action, inaction, restraint or delay; unavailability of drilling rigs or other facilities or equipment or transportation therefore; inability to obtain ingress or egress to conduct operations; or any other cause, whether similar or dissimilar, which is not reasonably within the control of the affected party; provided, however, the affected party shall exercise all reasonable diligence to remove the cause of the force majeure.

          X    PREFERENTIAL RIGHT TO OFFER

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               If either party desires to sell all or any portion of its
               interest in the AMI to a third party, it shall give written notice thereof to the non-selling party. The non-selling party shall have 30 days from receipt of such notice to make an offer to purchase such interest from the selling party. If the selling party does not accept the offer and proposes within 12 months of rejecting the non-selling party's offer to sell its interest to a third party at a purchase price which is less than or equal to the purchase price offered by the non-selling party (adjusted for production between the effective date of the non-selling party's offer and the effective date of the proposed sale and any difference in terms), then the selling party shall give notice to the non-selling party of the terms and conditions upon which such sale is proposed and the non-selling party shall have a 15-day right of first refusal to purchase the selling party's interest at the price and on the terms and conditions of the proposed third party sale. If the selling party does not sell its interest within 13 months from the notification date of its intent to sell, the above process will be repeated should the selling party elect to attempt to sell its at a future date.

          XI   TERM OF AGREEMENT

               This Agreement shall be binding on each party upon execution hereof and shall remain in full force and effect so long as any leasehold interest covered by this Agreement remains in full force and effect from the effective date hereof.

          XII  ENTIRE AGREEMENT/MODIFICATION

               This document with its exhibits constitutes the entire Agreement and understanding between MEXP and K2 concerning its subject and supersedes all prior agreements, negotiations and understanding of the parties. This Agreement may not be modified other than in writing, signed by both MEXP and K2.

          XIII ADDITIONAL REPRESENTATIONS AND WARRANTIES

               The parties represent and warrant to the best of their information, knowledge and belief that there are no material adverse claims, threats or litigation that would compromise either party's ability to perform under the terms and conditions of the Agreement.

          XIV  MEDIA RELEASES

               Except as prohibited by applicable securities laws, each party shall give the other prior written notice of any media releases regarding matters relating to the AMI or any portion thereof 24 hours prior to the issuance thereof.

          XV   GOVERNING LAW

               For all purposes this Agreement shall be deemed to be a contract made in the State of

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     Montana and shall be constructed and governed by the laws of that state.

XVI  ARBITRATION

     The parties agree to insert a mutually acceptable arbitration provision at a later date.


IN WITNESS WHEREOF, this Agreement executed effective as of the date first hereinabove set forth.

                                  K2 AMERICA CORPORATION


                                  By:    /s/   James L. Livingstone
                                         --------------------------

                                  Title: President & CEO
                                         ---------------

                                  Date:  June 17, 1998
                                         -------------


                                  MILLER EXPLORATION COMPANY

                                  By:    /s/   C.E. "Gene" Miller
                                         ------------------------

                                  Title: Chairman
                                         --------

                                  Date:  June 17, 1998
                                         -------------



                                  K2 ENERGY CORPORATION


                                  By:    /s/   James L. Livingstone
                                         --------------------------

                                  Title: President & CEO
                                         ---------------

                                  Date:  June 17, 1998
                                         -------------